UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 12, 2011

BEACON POWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-31973 (Commission File Number)	04-3372365 (IRS Employer Identification No.)

65 Middlesex Road

Tyngsboro, Massachusetts 01879
(Address of Principal Executive Offices)  (Zip Code)

(978) 694-9121

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information set forth in Item 3.03 of this Current Report with respect to the amendment of the Common Warrant (as defined below) is incorporated herein by reference.

Item 3.03.  Material Modification to Rights of Security Holders.

On May 12, 2011, the Registrant entered into a warrant amendment and exercise agreement with a holder (the “Holder”) of a warrant issued on December 24, 2008, to purchase 740,000 shares of common stock (the “Common Warrant”).  With respect to 350,000 of the 740,000 warrant shares subject to the Common Warrant, the amendment changes the expiration date from June 25, 2014 to May 12, 2013, and changes the exercise price from $7.40 to $1.60.  This amendment will not affect the terms of the Common Warrant with respect to the remaining 390,000 shares of common stock issuable upon exercise of such warrant.

In connection with this amendment, the Holder delivered an exercise notice relating to warrants to purchase an aggregate of 1,750 shares of the Registrant’s Series B convertible preferred stock, at the exercise price of $1,000 per share of preferred stock, originally issued December 21, 2010 and held by the Holder (the “Preferred Warrants”).  By taking these actions, the Registrant accelerates the receipt of proceeds from exercise of the Preferred Warrants, and potentially accelerates the receipt of proceeds from exercise of a portion of the Common Warrant described herein.  Proceeds to the Registrant from the exercise of the Preferred Warrants are expected to be $1,750,000 before expenses.

Item 8.01.  Other Events.

Under the terms of the Preferred Warrants, the Company is required to file a Current Report on Form 8-K following an exercise or group of exercises of $500,000 or more of the Preferred Warrants.  The information set forth in Item 3.03 of this Current Report with respect to the exercise of the Preferred Warrants is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated:	May 12, 2011	By:	/s/ James M. Spiezio
James M. Spiezio
Chief Financial Officer